Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q4 2023 FINANCIAL RESULTS

Executes on All Three Pillars of Value Strategy Related to Dividends, Deleveraging and Growth

Declares Dividend of $0.41 per share for Q4 2023; Represents Genco’s 18th Consecutive Quarterly Dividend Totaling $5.155 Per Share

New York, New York, February 21, 2024 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and twelve months ended December 31, 2023.

Fourth Quarter 2023 and Year-to-Date Highlights

•	Dividend: Declared a $0.41 per share dividend for Q4 2023
o	18th consecutive quarterly payout
o	Cumulative dividends of $5.155 per share or 29% of our share price[1]
o	Q4 2023 dividend is payable on or about March 13, 2024 to all shareholders of record as of March 6, 2024.

•	Global refinancing: closed a $500 million revolving credit facility providing additional capital allocation flexibility and improved terms compared to our previous facility
o
100% revolver structure with increased borrowing capacity by $156 million, maturity is extended by over two years to the end of 2028 and margin is reduced to a grid of 1.85% to 2.15% from 2.15% to 2.75%

•	Fleet renewal: Acquired two 2016-built scrubber-fitted Capesize vessels, the Genco Ranger and the Genco Reliance, for $86.1 million, in Q4 2023
o	Agreed to sell three 2009-2010-built 169,000 dwt Capesize vessels
■	Saved nearly $10 million in 2024 drydocking capex for these vessels which had upcoming third special surveys due

•	Financial performance: Net income of $4.9 million for Q4 2023, including a non-cash vessel impairment charge of $13.6 million, or basic and diluted earnings per share of $0.12 and $0.11, respectively
o	Adjusted net income of $18.6 million or basic and diluted earnings per share of $0.43, excluding the non-cash vessel impairment charge of $13.6 million[2]
o	Adjusted EBITDA of $37.1 million for Q4 2023 and $101.5 million for FY 2023[2]

•	Voyage revenues: Totaled $115.5 million in Q4 2023
o	Net revenue[2] was $70.6 million during Q4 2023
o	Average daily fleet-wide TCE[2] was $17,373 for Q4 2023

•	Fleet-wide TCE for FY 2023: $14,766, which outperformed our scrubber-adjusted internal benchmark by approximately $1,300 per day[3]

•	Estimated TCE to date for Q1 2024: $18,724 for 81% of our owned fleet available days, based on both period and current spot fixtures[2]

John C. Wobensmith, Chief Executive Officer, commented, “2023 marked another strong year for Genco, as we continued to take concrete steps to drive sustainable long-term shareholder value while remaining the #1 shipping company for the third consecutive year in the Webber Research ESG Scorecard. Notably, we further executed on all three pillars of our comprehensive value strategy focused on dividends, deleveraging and growth. We declared our 18th consecutive dividend, increasing cumulative dividends to shareholders to $5.155 per share over this period. We also continued to enhance our financial strength, lowering our debt by 55% since 2021 and reducing our cash flow breakeven rate to the lowest in the peer group. In terms of growth, including the two high-specification scrubber-fitted Capesize vessels we acquired in 2023 to advance our fleet renewal strategy, we have invested $520 million over the past 5 years. We also enhanced our ability to opportunistically drive growth with the closing of our $500 million revolving credit facility.”

Mr. Wobensmith continued, “Our performance in the fourth quarter was strong. Importantly, we capitalized on our industry leading commercial platform and our significant operating leverage to once again outperform benchmarks and increase TCE by 44% from third quarter levels. We expect the first quarter to be solid as 81% of our Q1 days are fixed at over $18,700 per day.”

Mr. Wobensmith concluded, “Since implementing our value strategy in early 2021, we have taken important steps to position Genco to drive value through drybulk shipping market cycles. Going forward, we continue to focus on providing significant returns to shareholders, reducing our financial risk and maximizing our ability to pursue accretive growth opportunities. At the same time, we remain committed to maintaining high corporate governance standards for the benefit of shareholders.”

1 Genco share price as of February 20, 2024.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q1 2024 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.
3 Our benchmark is defined as the weighted average of the Baltic Supramax Index as published by the Baltic Exchange and the Platts Scrubber Fitted Capesize Index net of 5% for commissions, adjusted for our owned-fleet composition as well as the characteristics of our vessels. We compare our actual TCE performance against this benchmark to assess TCE performance. We benchmark our fully scrubber-fitted Capesize fleet against the Platts Scrubber Fitted Capesize Index as we view this as a more relevant benchmark than the Baltic Capesize Index which represents a non-scrubber fitted vessel.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically growing and renewing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company intends to pay a sizeable quarterly dividend across the cyclicality of the drybulk market while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 10%[4]
•	Strong liquidity position of $341.7 million at December 31, 2023, which consists of:
o	$46.9 million of cash on the balance sheet
o	$294.8 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

4 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of December 31, 2023 divided by estimates of the market value of our fleet as of February 20, 2024 from VesselsValue.com.  These figures are pro forma for agreed upon vessel sales, the delivery of which occurred or is expected to occur in Q1 2024. The actual market value of our vessels may vary.

Financial deleveraging

Genco has reduced debt outstanding by ~$250 million or 55% since implementation of our value strategy

•	Debt outstanding: $200.0 million as of December 31, 2023
o	Drew down $65.0 million under our revolver in Q4 2023 to partially fund the acquisition of the Genco Ranger and the Genco Reliance
o	Later in Q4, we paid down $9.8 million of debt as we actively manage our debt outstanding under our $500 million revolver to reduce interest expense
•
We plan to continue to voluntarily pay down debt with a medium-term goal of zero net debt in order to enhance our ability to pay meaningful dividends and take advantage of strategic opportunities throughout drybulk market cycles

Growth

Acquired two 2016-built 181,000 dwt scrubber-fitted Capesize vessels for $86.1 million constructed at SWS shipyard in China. We took delivery of these vessels on the following days:

•	Genco Reliance: November 21, 2023
•	Genco Ranger: November 27, 2023

We took delivery of the two acquired Capesize vessels as the freight rate environment was strengthening. As such, EBITDA generated on the first fixtures for these ships are estimated to have paid off approximately 10% of the purchase price.

Furthermore, we agreed to sell three of our 169,000 dwt Capesize vessels for aggregate gross proceeds of $56.0 million. These sales resulted in approximately $10 million of drydocking savings in 2024 due to the vessels’ upcoming third special surveys. We delivered or expect to deliver these vessels to their respective buyers based on the following schedule:

•	Genco Commodus: February 7, 2024
•	Genco Claudius: February 2024 expected delivery
•	Genco Maximus: March 2024 expected delivery

We continue to further evaluate fleet renewal and growth opportunities in the sale and purchase market.

Dividend Policy

Genco declared a cash dividend of $0.41 per share for the fourth quarter of 2023. This represents our ninth dividend payment under our value strategy with cumulative dividends declared to date of $4.10 per share. The Q4 2023 dividend is payable on or about March 13, 2024 to all shareholders of record as of March 6, 2024.

Quarterly dividend policy: 100% of excess quarterly operating cash flow ex-maintenance and withholding for future investment

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q4 2023 dividend and estimated amounts for the calculation of the dividend for Q1 2024:

Dividend calculation	Q4 2023 actual	Q1 2024 estimates
Net revenue	$70.62	Fixtures + market
Operating expenses	(33.33)	(35.05)
Less: capex for dydocking/BWTS/ESDs	-	(4.76)
Operating cash flow less DD capex	$37.29	Sum of the above
Less: voluntary quarterly reserve	(19.50)	(19.50)
Cash flow distributable as dividends	$17.79	Sum of the above
Number of shares to be paid dividends	43.2	43.2
Dividend per share	$0.41
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses and capital expenditures for Q1 2024 are estimates and subject to change. For the first quarter, operating expenses are expected to exclude extraordinary annual meeting related expenses.
The voluntary quarterly reserve for the first quarter of 2024 under the Company’s dividend formula is expected to be $19.5 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market. Subject to the development of freight rates for the remainder of the first quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:

•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “During the fourth quarter, we continued to enhance our financial strength and increase the fleet’s earnings power. We closed on a new $500 million revolving credit facility, meaningfully increasing Genco’s borrowing capacity, reducing margin, extending maturity and augmenting our ability to capitalize on opportunistic growth. This 100% revolver structure aligns well with Genco’s value strategy, providing both the flexibility to continue on our debt paydown trajectory and the optionality to strategically access capital when attractive opportunities materialize. Furthermore, during the quarter, the operating leverage of the fleet was on full display. Net revenues increased by approximately 50% in Q4 compared to Q3, while our recurring cost structure remained nearly flat over that period, illustrating the high degree of operating leverage inherent in the business and specifically our approach to fleet composition. This cash flow generation together with our new revolver enabled Genco to increase our overall liquidity position to $341.7 million at year end. Lastly, following the completion of our agreed upon vessel sales, our net loan-to-value ratio is expected to be further reduced to an industry low of 10%.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the first quarter of 2024 on a load-to-discharge basis is presented below. Actual rates for the first quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the first quarter of 2024. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q1 2024 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$23,504	76%
Ultra/Supra	$15,798	84%
Total	$18,724	81%

Our index-linked and short-period time charters are listed below. The Genco Reliance and Genco Ranger index-linked charters are estimated to begin in March following the completion of current employment.

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Endeavour	Capesize	181,060	2015	BCI + 27% + scrubber	11-14 months	Apr-24
Genco Resolute	Capesize	181,060	2015	BCI + 27% + scrubber	11-14 months	Apr-24
Genco Defender	Capesize	180,021	2016	BCI + 25% + scrubber	11-14 months	Apr-24
Genco Reliance	Capesize	181,146	2016	BCI + 28% + scrubber	10-12 months	Jan-25
Genco Ranger	Capesize	180,882	2016	BCI + 28% + scrubber	11-14 months	Feb-25

Genco Madeleine	Ultramax	63,166	2014	$16,000	5-7 months	Mar-24
Genco Constellation	Ultramax	63,310	2017	$16,000	5-7 months	Mar-24
Genco Languedoc	Supramax	58,018	2010	$18,250	3-5 months	Mar-24
Genco Bourgogne	Supramax	58,018	2010	$15,000	4-6 months	Mar-24
Baltic Wasp	Ultramax	63,389	2015	$16,500	5-7 months	Apr-24

Financial Review: 2023 Fourth Quarter

The Company recorded net income for the fourth quarter of 2023 of $4.9 million, or $0.12 and $0.11 basic and diluted earnings per share, respectively. Adjusted net income is $18.6 million or $0.43 basic and diluted earnings per share, excluding a non-cash vessel impairment charge of $13.6 million. During the fourth quarter of 2023, we entered into agreements to sell three of our 169,000 dwt Capesize vessels, that we are divesting as part of fleet renewal with third special surveys scheduled in 2024. Therefore, the values of these vessels were adjusted to their net sales prices during the fourth quarter of 2023. Comparatively, for the three months ended December 31, 2022, the Company recorded net income of $28.7 million, or $0.67 basic and diluted earnings per share, respectively.

Revenue / TCE
The Company’s revenues decreased to $115.5 million for the three months ended December 31, 2023, as compared to $127.0 million recorded for the three months ended December 31, 2022, primarily due to lower rates earned by our minor bulk vessels and a decrease in revenues earned by third party chartered-in vessels, partially offset by higher rates achieved by our major bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $17,373 per day for the three months ended December 31, 2023 as compared to $19,330 per day for the three months ended December 31, 2022.

Voyage expenses
Voyage expenses were $42.5 million for the three months ended December 31, 2023 compared to $43.5 million during the prior year period. This decrease was primarily due to lower bunker expenses for our minor bulk vessels and third-party chartered-in vessels, partially offset by higher voyage expenses incurred by our major bulk vessels.

Vessel operating expenses
Vessel operating expenses increased to $25.4 million for the three months ended December 31, 2023 from $20.9 million for the three months ended December 31, 2022. Daily vessel operating expenses, or DVOE, amounted to $6,153 per vessel per day for the fourth quarter of 2023 compared to $5,164 per vessel per day for the fourth quarter of 2022. The increase was primarily due to the timing of the purchase of stores and spare parts and timing of crew changes as well as higher repair and insurance related expenses.  For the full year of 2023, our DVOE was $6,017 per vessel per day, essentially in line with our full year budget.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical manager, our DVOE budget for Q1 2024 is $6,150 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses decreased to $7.0 million for the fourth quarter of 2023 compared to $7.4 million for the fourth quarter of 2022, primarily due to a decrease in compensation related expenses.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $16.7 million for the three months ended December 31, 2023 from $16.0 million for the three months ended December 31, 2022, primarily due to an increase in drydocking amortization expense for certain vessels that completed their respective drydockings during the third quarter of 2022 through the second quarter of 2023.

Financial Review: Twelve Months 2023

The Company recorded net loss of $12.9 million or $0.30 basic and diluted loss per share for the twelve months ended December 31, 2023. Adjusted net income is $28.8 million or $0.67 basic and diluted earnings per share excluding a non-cash vessel impairment charge of $41.7 million. This compares to net income of $158.6 million or $3.74 and $3.70 basic and diluted earnings per share, respectively, for the twelve months ended December 31, 2022.

Revenue / TCE
The Company’s revenues decreased to $383.8 million for the twelve months ended December 31, 2023 compared to $536.9 million for the twelve months ended December 31, 2022. The decrease in voyage revenues was primarily due to lower rates earned by our minor bulk vessels.  Additionally, there was a decrease in voyage revenues earned by third party chartered-in vessels primarily as a result of fewer chartered-in days, as well as decrease in rates earned. TCE rates obtained by the Company decreased to $14,766 per day for the twelve months ended December 31, 2023 from $23,824 per day for the twelve months ended December 31, 2022.

Voyage expenses
Voyage expenses decreased to $143.0 million for the twelve months ended December 31, 2023 from $153.9 million for the same period in 2022. This decrease was primarily due to lower bunker expenses for our minor bulk vessels and third-party chartered-in vessels, partially offset by higher voyage expenses incurred by our major bulk vessels.

Vessel operating expenses
Vessel operating expenses decreased to $97.1 million for the twelve months ended December 31, 2023 from $99.5 million for the twelve months ended December 31, 2022. DVOE was $6,017 for 2023 versus $6,197 in 2022. This decrease was primarily due to an absence of COVID-19 related expenses, partially offset by an increase in the purchase of spare parts, higher insurance related costs, and higher crew costs due to the timing of crew changes. For the full year of 2023, our DVOE of $6,017 per vessel per day, essentially in line with our full year budget.

General and administrative expenses
General and administrative expenses for the twelve months ended December 31, 2023 increased to $28.3 million as compared to $25.7 million in the same period of 2022 primarily due to higher nonvested stock amortization expense.

EBITDA
EBITDA for the twelve months ended December 31, 2023 amounted to $59.7 million compared to $226.8 million during the prior period. During the twelve months of 2023 and 2022, EBITDA included non-cash impairment charges as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $101.5 million and $226.8 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2023 and 2022 was $91.8 million and $189.3 million, respectively.  This decrease in cash provided by operating activities was primarily due to lower net revenue earned by our minor and major bulk vessels, as well as changes in working capital. These decreases were partially offset by a decrease in drydocking costs incurred during 2023 as compared to 2022.

Net cash used in investing activities during the years ended December 31, 2023 and 2022 was $91.6 million and $55.0 million, respectively.  The increase was primarily due to a $38.8 million increase in the purchase of vessels, principally resulting from the purchase of two Capesize vessels that delivered during the fourth quarter of 2023 as compared to the purchase of two Ultramax vessels that delivered during the first quarter of 2022.  There was also a $1.4 million increase in insurance proceeds for hull and machinery claims for our vessels.

Net cash used in financing activities during the years ended December 31, 2023 and 2022 was $17.4 million and $190.7 million, respectively. During 2023, the decrease in total net cash used in financing activities related to our credit facilities was $104.0 million as compared to 2022.  This was a result of the $65.0 million drawn down during the further quarter of 2023 used to partially finance the purchase two Capesize vessels that delivered during the fourth quarter of 2023, as well as a decrease in debt repayments during 2023 as compared to 2022.  Additionally, there was a $74.8 million decrease in the payment of dividends during 2023 as compared to 2022.  These decreases were partially offset by a $5.5 million increase in deferred financing costs during 2023 as compared to 2022 related to the $500 Million Revolver that was entered into on November 29, 2023 to amend our $450 Million Credit Facility.

Capital Expenditures

After the agreed upon vessel sales, Genco’s fleet will consist of 43 vessels:
•	16 Capesizes
•	15 Ultramaxes
•	12 Supramaxes

The fleet’s average age is 11.6 years and has an aggregate capacity of approximately 4,490,000 dwt.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2024 to be:

Estimated costs ($ in millions)	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Drydock Costs (1)	$3.55	$3.55	$5.10	$5.85
Estimated BWTS Costs (2)	$0.53	$0.53	$-	$-
Fuel Efficiency Upgrade Costs (3)	$0.68	$0.68	$0.82	$0.96
Total Costs	$4.76	$4.76	$5.92	$6.81
Estimated Offhire Days (4)	60	60	80	90

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q1 2024 consists of 30 days for one Ultramax and 30 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$115,516	$126,973	$383,825	$536,934
Total revenues	115,516	126,973	383,825	536,934

Operating expenses:
Voyage expenses	42,450	43,470	142,971	153,889
Vessel operating expenses	25,368	20,902	97,093	99,469
Charter hire expenses	2,404	7,497	9,135	27,130
General and administrative expenses (inclusive of nonvested stock amortization expense of $1.4 million, $0.9 million, $5.5 million and $3.2 million, respectively)	7,001	7,372	28,268	25,708
Technical management fees	937	932	4,021	3,310
Depreciation and amortization	16,703	16,028	66,465	60,190
Impairment of vessel assets	13,617	-	41,719	-
Total operating expenses	108,480	96,201	389,672	369,696

Operating income (loss)	7,036	30,772	(5,847)	167,238

Other (expense) income:
Other (expense) income	(98)	(439)	(396)	178
Interest income	790	666	2,667	1,042
Interest expense	(2,622)	(2,171)	(8,780)	(9,094)
Other expense, net	(1,930)	(1,944)	(6,509)	(7,874)

Net income (loss)	$5,106	$28,828	$(12,356)	$159,364

Less: Net income attributable to noncontrolling interest	169	149	514	$788

Net income (loss) attributable to Genco Shipping & Trading Limited	$4,937	$28,679	$(12,870)	$158,576

Net earnings (loss) per share - basic	$0.12	$0.67	$(0.30)	$3.74

Net earnings (loss) per share - diluted	$0.11	$0.67	$(0.30)	$3.70

Weighted average common shares outstanding - basic	42,827,334	42,563,836	42,766,262	42,412,722

Weighted average common shares outstanding - diluted	43,290,851	42,916,252	42,766,262	42,915,496

	December 31, 2023	December 31, 2022
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$46,542	$58,142
Restricted cash	-	5,643
Due from charterers, net	17,815	25,333
Prepaid expenses and other current assets	10,154	8,399
Inventories	26,749	21,601
Fair value of derivative instruments	572	6,312
Vessels held for sale	55,440	-
Total current assets	157,272	125,430

Noncurrent assets:
Vessels, net of accumulated depreciation of $296,452 and $303,098, respectively	945,114	1,002,810
Deferred drydock, net	29,502	32,254
Fixed assets, net	7,071	8,556
Operating lease right-of-use assets	2,628	4,078
Restricted cash	315	315
Fair value of derivative instruments	-	423
Total noncurrent assets	984,630	1,048,436

Total assets	$1,141,902	$1,173,866

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,245	$29,475
Deferred revenue	8,746	4,958
Current operating lease liabilities	2,295	2,107
Total current liabilities	35,286	36,540

Noncurrent liabilities
Long-term operating lease liabilities	1,801	4,096
Long-term debt, net of deferred financing costs of $9,831 and $6,079, respectively	190,169	164,921
Total noncurrent liabilities	191,970	169,017

Total liabilities	227,256	205,557

Commitments and contingencies

Equity:
Common stock	425	423
Additional paid-in capital	1,553,421	1,588,777
Accumulated other comprehensive income	527	6,480
Accumulated deficit	(641,117)	(628,247)

Total Genco Shipping & Trading Limited shareholders’ equity	913,256	967,433
Noncontrolling interest	1,390	876
Total equity	914,646	968,309

Total liabilities and equity	$1,141,902	$1,173,866

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net (loss) income	$(12,356)	$159,364
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	66,465	60,190
Amortization of deferred financing costs	1,779	1,694
Right-of-use asset amortization	1,450	1,417
Amortization of nonvested stock compensation expense	5,530	3,242
Impairment of vessel assets	41,719	-
Amortization of premium on derivatives	210	86
Insurance proceeds for protection and indemnity claims	269	829
Insurance proceeds for loss of hire claims	506	-
Change in assets and liabilities:
Decrease (increase) in due from charterers	7,518	(5,217)
Increase in prepaid expenses and other current assets	(4,767)	(317)
(Increase) decrease in inventories	(5,148)	2,962
Decrease in accounts payable and accrued expenses	(2,205)	(2,134)
Increase (decrease) in deferred revenue	3,788	(5,123)
Decrease in operating lease liabilities	(2,107)	(1,858)
Deferred drydock costs incurred	(10,867)	(25,812)
Net cash provided by operating activities	91,784	189,323

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(91,305)	(52,473)
Purchase of other fixed assets	(2,707)	(3,566)
Insurance proceeds for hull and machinery claims	2,388	1,024
Net cash used in investing activities	(91,624)	(55,015)

Cash flows from financing activities
Proceeds from the $500 Million Revolver	209,750	-
Repayments from the $500 Million Revolver	(9,750)	-
Proceeds from the $450 Million Credit Facility	65,000	-
Repayments on the $450 Million Credit Facility	(236,000)	(75,000)
Cash dividends paid	(40,910)	(115,728)
Payment of deferred financing costs	(5,493)	(11)
Net cash used in financing activities	(17,403)	(190,739)

Net decrease in cash, cash equivalents and restricted cash	(17,243)	(56,431)

Cash, cash equivalents and restricted cash at beginning of period	64,100	120,531
Cash, cash equivalents and restricted cash at end of period	$46,857	$64,100

Three Months Ended December 31, 2023
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$4,937
+ Impairment of vessel assets	13,617
+ Unrealized loss on fuel hedges	1
Adjusted net income	$18,555

Adjusted income per share - basic	$0.43
Adjusted income per share - diluted	$0.43

Weighted average common shares outstanding - basic	42,827,334
Weighted average common shares outstanding - diluted	43,290,851

Weighted average common shares outstanding - basic as per financial statements	42,827,334
Dilutive effect of stock options	166,289
Dilutive effect of performance based restricted stock units	55,353
Dilutive effect of restricted stock units	241,876
Weighted average common shares outstanding - diluted as adjusted	43,290,851

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited	$4,937	$28,679	$(12,870)	$158,576
+ Net interest expense	1,832	1,505	6,113	8,052
+ Depreciation and amortization	16,703	16,028	66,465	60,190
EBITDA(1)	$23,472	$46,212	$59,708	$226,818

+ Impairment of vessel assets	13,617	-	41,719	-
+ Unrealized loss (gain) on fuel hedges	1	(115)	96	(4)
Adjusted EBITDA	$37,090	$46,097	$101,523	$226,814

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	46	44	46	44
Average number of vessels (2)	44.8	44.0	44.2	44.0
Total ownership days for fleet (3)	4,123	4,048	16,135	16,050
Total chartered-in days (4)	105	303	556	1,062
Total available days for fleet (5)	4,169	4,235	16,263	16,070
Total available days for owned fleet (6)	4,065	3,932	15,706	15,008
Total operating days for fleet (7)	4,108	4,139	16,001	15,741
Fleet utilization (8)	97.2%	97.3%	97.3%	96.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$17,373	$19,330	$14,766	$23,824
Daily vessel operating expenses per vessel (10)	6,153	5,164	6,017	6,197

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,639.2	1,564.0	6,280.2	6,205.0
Ultramax	1,380.0	1,380.0	5,475.0	5,464.9
Supramax	1,104.0	1,104.0	4,380.0	4,380.0
Total	4,123.2	4,048.0	16,135.2	16,049.9

Chartered-in days
Capesize	-	-	-	-
Ultramax	104.5	172.3	435.4	476.8
Supramax	-	130.7	120.9	584.9
Total	104.5	303.0	556.3	1,061.8

Available days (owned & chartered-in fleet)
Capesize	1,596.3	1,493.3	6,138.2	5,458.2
Ultramax	1,480.0	1,518.2	5,880.0	5,793.5
Supramax	1,093.1	1,223.8	4,244.5	4,817.8
Total	4,169.4	4,235.4	16,262.7	16,069.5

Available days (owned fleet)
Capesize	1,596.3	1,493.3	6,138.2	5,458.2
Ultramax	1,375.5	1,346.0	5,444.6	5,316.7
Supramax	1,093.1	1,093.1	4,123.6	4,232.9
Total	4,064.8	3,932.4	15,706.4	15,007.8

Operating days
Capesize	1,578.0	1,454.2	6,088.6	5,329.2
Ultramax	1,465.5	1,498.3	5,745.4	5,730.0
Supramax	1,064.3	1,186.0	4,167.4	4,681.6
Total	4,107.8	4,138.5	16,001.4	15,740.8

Fleet utilization
Capesize	96.3%	97.0%	98.1%	96.8%
Ultramax	98.7%	98.5%	97.2%	97.7%
Supramax	96.4%	96.1%	96.1%	94.7%
Fleet average	97.2%	97.3%	97.3%	96.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$22,052	$19,928	$18,280	$22,492
Ultramax	16,193	21,980	13,780	25,945
Supramax	12,026	15,245	10,840	22,873
Fleet average	17,373	19,330	14,766	23,824

Daily vessel operating expenses
Capesize	$6,344	$5,354	$6,270	$6,023
Ultramax	5,484	4,682	5,449	5,450
Supramax	6,703	5,495	6,405	7,382
Fleet average	6,153	5,164	6,017	6,197

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.

7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the first quarter of 2024 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the first quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$115,516	$126,973	$383,825	$536,934
Voyage expenses (in thousands)	42,450	43,470	142,971	153,889
Charter hire expenses (in thousands)	2,404	7,497	9,135	27,130
Realized (loss) gain on fuel hedges (in thousands)	(43)	9	202	1,631
	70,619	76,015	231,921	357,546

Total available days for owned fleet	4,065	3,932	15,706	15,008
Total TCE rate	$17,373	$19,330	$14,766	$23,824

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. Genco’s fleet will consist of 43 vessels, including 16 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,490,000 dwt and an average age of 11.6 years, after agreed upon vessel sales.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, February 22, 2024 at 8:30 a.m. Eastern Time to discuss its 2023 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (416) 764-8624 or (888) 259-6580 and enter passcode 373966. A replay of the conference call can also be accessed for two weeks by dialing (416) 764-8692 or (877) 674-7070 and entering the passcode 373966. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2023 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic;; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 8-K and Form 10-Q).  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550